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                                                                    EXHIBIT 99.1

                                  Press Release

PINNACLE AIRLINES COMPLETES PLACEMENT OF NEW $17 MILLION REVOLVING CREDIT
FACILITY


MEMPHIS, TN--(MARKET WIRE)--Jun 17, 2005--Pinnacle Airlines Corp. (NASDAQ:PNCL) announced today the successful placement of a new $17 million revolving credit facility with First Tennessee Bank. This new facility replaces the existing revolving credit agreement with Northwest Airlines, which was set to expire on June 30, 2005.

"I am pleased to begin this new relationship with First Tennessee Bank," said Philip H. Trenary, President and Chief Executive Officer of Pinnacle Airlines. "Their commitment to our company is a clear indication of the strength of our business and our future plans for growth."

The $17 million facility is a one-year commitment from First Tennessee Bank. Advances under the facility will accrue interest at First Tennessee Bank's base rate, or, at Pinnacle's option, at LIBOR plus 2.50%. The new facility is secured by Pinnacle's inventory of spare parts, ground equipment, and furniture and fixtures. The facility also contains various financial covenants standard for this type of agreement.

"Our new revolving credit facility provides another financial resource for Pinnacle to respond to the ever changing airline industry environment," said Peter Hunt, Pinnacle's Vice President and Chief Financial Officer. "Replacing the Northwest facility is another milestone for Pinnacle as an independent company. We thank Northwest Airlines for their past financial support, and look forward to working with a premier financial institution like First Tennessee Bank."

ABOUT PINNACLE

Pinnacle Airlines Corp. operates through its wholly owned subsidiary, Pinnacle Airlines, Inc. Pinnacle Airlines Inc. is a regional airline that provides airline capacity to Northwest Airlines as a Northwest Airlink carrier at Northwest's domestic hub airports in Detroit, Minneapolis/St. Paul and Memphis and the two regional focus cities Indianapolis and Milwaukee. Pinnacle currently operates an all-jet fleet of 135 Canadair Regional Jets and offers scheduled passenger service with 742 daily departures to 113 destinations. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,400 People.